Form N-SAR, Sub-Item 77Q2

Nuveen Insured Tax-Free Advantage Municipal Fund
333-100320, 811-21213

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the Form 4 report, Statement of Changes in Beneficial Ownership, on behalf of the officer listed below was amended as disclosed in the filing.
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OFFICER:


John P. Amboian - Amended Form 4 filed on March 5, 2010, accession number 0001225208-10-007312.